EPIPHANY FUNDS

Amendment No. 4 to Agreement and Declaration of Trust

The undersigned secretary of Epiphany Funds (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees by written consent dated March 7, 2012:

“Pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Epiphany Funds, we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate Class A, Class C, Class N and Class I shares of its following series: the Epiphany FFV Fund, Hillcrest FFV Small Cap Value Fund, Epiphany FFV Strategic Income Fund, Dana Large Cap Core Fund and Epiphany FFV Latin America Fund.  The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the relative rights and preferences as determined by the Board of Trustees."

The above paragraph shall supersede and take place of the existing first paragraph in Section 4.2 of the Agreement and Declaration of Trust.

Dated March 8, 2012

/s/James Ash

James Ash, Secretary